EXHIBIT 5.01

July 26, 2004

Board of Directors
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045

Ladies and Gentlemen:

          This firm has acted as counsel to Martek Biosciences Corporation, a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8 filed on the date hereof (the “Registration Statement”), of 300,000 shares and 1,700,000 shares (collectively, the “Shares”) of common stock, par value $.10 per share of the Company (the “Common Stock”), issuable under the Martek Biosciences Corporation 2003 New Employee Stock Option Plan and the Martek Biosciences Corporation 2004 Stock Incentive Plan (together, the “Plans”), respectively. This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5) in connection with such registration.

          For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of Delaware on May 19, 2004, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Plans as adopted by the Board of Directors of the Company and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions of the Board of Directors of the Company adopted on September 4, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the approval of the Martek Biosciences Corporation 2003 New Employee Stock Option Plan.

6.	Resolutions of the Board of Directors of the Company adopted on January 22, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the approval of the Martek Biosciences Corporation 2004 Stock Incentive Plan.

7.	Resolutions relating to the Martek Biosciences Corporation 2004 Stock Incentive Plan adopted by the stockholders of the Company at the Company’s annual meeting held on March 18, 2004 at the Company’s principal executive offices, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	A certificate of the Secretary of the Company, dated the date hereof, as to certain facts relating to the Company.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plans (with the Company having received the consideration therefor, the form of which is in accordance with applicable law), will be validly issued, fully paid and non-assessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.